Exhibit 99.1

Contacts:

Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

DALLAS, TX, August 7, 2008 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the second quarter and six months ended June 30, 2008.

For the second quarter 2008, USHS reported revenues of $35.5 million, an increase of 12.3 percent as compared to $31.6 million in the second quarter ended June 30, 2007. Net income was $720,000, or $0.09 per share for the three months ended June 30, 2008, as compared to $1.1 million, or $0.13 per share for the same period last year.

For the six months ended June 30, 2008, revenues increased 13.0% to $67.4 million as compared to $59.7 million in the six months ended June 30, 2007. Net income was $715,000, or $0.09 per share for the six months ended June 30, 2008, as compared to $1.3 million, or $0.16 per share for the same period last year.

USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories.

For the second quarter ended June 30, 2008, USHS reported new orders of $34.4 million as compared with $35.9 million in the second quarter last year. The decline in new orders reflected a reduction of $7.0 million in orders for deck products, of which $3.5 million is due to discontinuing the offering of deck products in certain markets. The Company previously reported that on February 28, 2008, the Company and The Home Depot mutually agreed to terminate the installed deck program under its service provider agreement (SPA). As a result, the Company ceased offering deck products in the Midwest, Boston, Connecticut, Virginia Beach and Atlanta markets. The Company will continue, until August 31, 2008, to sell and install, on a non-exclusive basis, its deck products under The Home Depot brand in the Northeastern markets, including Northern Virginia, Maryland, Philadelphia, New Jersey and New York, and subsequently will market its deck products in these markets under is own Designer Deck brand.

“Excluding deck products, our new orders in the second quarter 2008 increased $5.5 million or 22.1% over the second quarter 2007”, stated Murray Gross, chairman and chief executive officer. “The increase reflects the continued strength of our kitchen refacing product line, especially in the current environment where we offer an economical solution to kitchen updating. Our in-store marketing program, which we initiated in June of last year, is continuing to drive increased customer interest in our products. Additionally, our expansion into new markets since the second quarter last year contributed an additional $1.7 million in new orders in the second quarter 2008.”

“As we reported last quarter, in April we took our first step toward introducing garage organizational systems into select The Home Depot stores when we purchased a 33.33% membership interest in Blue Viking Storage, LLC, a distributor of garage organizational systems and accessories”, said Mr. Gross. “Although a month later than originally planned, we launched this new product in late July in the Dallas market. We anticipate introducing these products in additional select The Home Depot stores beginning in the fourth quarter. Home organization storage systems, including closet and garage systems, are a growing product category that fits well with our product mix. We believe that garage storage systems is the fastest growing product category in home improvements.”

Mr. Gross continued, “Our revenues increased nearly $3.9 million in the second quarter 2008 as compared with the same period last year. Revenues in markets opened prior to 2007 increased $2.7 million, net of a decline of $0.9 million in deck revenues in markets which we ceased offering our deck product in February. Revenues from our new markets increased $1.2 million compared to the second quarter last year. Our backlog of orders at June 30, 2008 was $24.2 million as compared with $25.6 million at June 30, 2007.”

“Despite the success of our in-store marketing program, we believe that the softness in the housing market, uncertainty in the credit markets and higher energy prices have had an adverse affect on our generation of new orders and revenues, and we expect that these macro economic conditions will persist through the first half of 2009.”

The Company’s operating expenses increased from $15.4 million in the second quarter 2007 to $17.7 million in the second quarter 2008. A substantial portion of the Company’s operating costs are sales and marketing expenses that vary with revenues. Additionally, the higher operating costs included costs of new sales and installation centers for markets opened in the second and third quarter of 2007 and the second quarter of 2008, increased sales management and marketing personnel costs and sales associate hire costs.

“In the second quarter 2008, we incurred an aggregate start-up operating loss of approximately $300,000 in the markets opened in 2008. In the second quarter of 2007, we incurred an aggregate start-up operating loss of $75,000 in markets opened in the second quarter 2007”, said Mr. Gross. “In addition to new operations, the cost of acquiring and servicing a new customer continues to place upward pressures on costs. Our business is characterized by the need to continuously generate prospective customer leads, and in this respect, marketing and selling expenses constitute a substantial portion of our overall operating expenses. We are continuing to evaluate cost controls over our fixed expenses.”

Mr. Gross concluded, “In March, our Board authorized a new program for the repurchase of up to $2 million of our outstanding common stock in the open market. As before, we will make purchases at such prices and time as we determine are appropriate. Based on our current stock price, we believe repurchases of the Company’s stock represent an excellent investment that will provide long-term value to our shareholders. During the second quarter ended June 30, 2008, we purchased 56,740 shares at an aggregate cost of approximately $229,000.”

Conference Call Information

Management of USHS will hold a conference call on August 7, 2008 at 4:30 p.m. ET to discuss its second quarter 2008 financial results.

Interested parties may access the call by calling 800-762-8973 from within the United States, or 480-629-9029 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 14, 2008, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), pass code 3907504.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 7, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

USHS REPORTS SECOND QUARTER 2008 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$35,485	$31,601	$67,432	$59,685
Cost of remodeling contracts	16,561	14,415	31,948	27,776
Gross profit	18,924	17,186	35,484	31,909

Costs and expenses:
Branch operations	2,340	1,939	4,504	3,826
Sales, marketing and license fees	12,563	10,937	24,269	20,813
General and administrative	2,835	2,488	5,532	4,804
Total costs and expenses	17,738	15,364	34,305	29,443
Operating income	1,186	1,822	1,179	2,466
Interest expense	44	54	84	100
Other income	32	188	73	270
Income from continuing operations before income taxes	1,174	1,956	1,168	2,636
Income tax expense	454	766	452	1,028
Income from continuing operations	720	1,190	716	1,608
Loss on discontinued operations	—	(89)	(1)	(275)
Net income (loss)	$720	$1,101	$715	$1,333

Net income (loss) per common share – basic and diluted:
Continuing operations	$0.09	$0.14	$0.09	$0.19
Discontinued operations	0.00	(0.01)	0.00	(0.03)
Net income (loss) per common share – basic	$0.09	$0.13	$0.09	$0.16
Number of weighted-average shares of common stock outstanding – basic	7,615,984	8,317,910	7,624,423	8,283,432
Number of weighted-average shares of common stock outstanding – diluted	7,621,046	8,464,828	7,641,425	8,449,767

USHS REPORTS SECOND QUARTER 2008 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$5,685,124	$11,615,593
Marketable securities	2,003,964	—
Accounts receivable-trade, net of allowance for doubtful accounts of $128,823 and $131,383, respectively	6,543,055	3,792,553
Accounts receivable-other	43,888	99,027
Income tax receivable	668,025	1,059,143
Commission advances	1,312,365	1,324,855
Inventories	4,926,493	5,207,705
Prepaid expenses	1,244,515	850,376
Prepaid advertising and marketing	1,883,569	1,166,296
Deferred income taxes	604,875	645,404

Total current assets	24,915,873	25,760,952

Property, plant, and equipment, net	5,362,151	5,556,963
Goodwill	3,589,870	3,589,870
Other assets	599,405	399,359

Total assets	$34,467,299	$35,307,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,463,108	$5,822,989
Accrued wages, commissions, and bonuses	1,043,065	1,094,465
Federal and state taxes payable	730,795	748,519
Long-term debt, current portion	200,394	189,454
Other accrued liabilities	1,785,442	1,725,094

Total current liabilities	8,222,804	9,580,521
Deferred income taxes	295,450	295,450
Long-term debt, net of current portion	2,577,601	2,672,219

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,644,493 and 8,347,153 shares issued; 7,587,753 and 7,610,060 shares outstanding at June 30, 2008 and December 31, 2007, respectively	7,645	8,347
Additional paid in capital	15,314,637	20,173,056
Retained earnings	8,277,906	7,562,857
Treasury stock, at cost	(228,744)	(4,985,306)

Total stockholders’ equity	23,371,444	22,758,954

Total liabilities and stockholders’ equity	$34,467,299	$35,307,144